Exhibit 99.1
FOR IMMEDIATE RELEASE
STONERIDGE REPORTS FOURTH-QUARTER AND FULL-YEAR 2006 RESULTS
• Fourth-quarter Net Sales and Net Income Increase
• Full-year 2006 Net Income Increases to $0.63 per Diluted Share
• 2007 Net Income Expected to Be $0.45 to $0.55 per Diluted Share
WARREN, Ohio – January 31, 2007 – Stoneridge, Inc. (NYSE: SRI) today announced net sales of $171.2 million and net income of $1.5 million, or $0.06 per diluted share, for the fourth quarter ended December 31, 2006.
Net sales increased $19.5 million, or 12.8 percent, to $171.2 million, compared with $151.7 million for the fourth quarter of 2005. The improvement in sales was attributable to increased North American commercial vehicle production and new product introductions in Europe.
Net income for the fourth quarter was $1.5 million, or $0.06 per diluted share, compared with a net loss of $(3.0) million, or $(0.13) per diluted share, in the fourth quarter of 2005.
“Our 2006 results reflect our organizational excellence initiatives and our team’s dedication to these goals. We were able to generate a significant improvement in results despite the headwinds of higher raw material prices and softness in the North American light vehicle market,” said John C. Corey, president and chief executive officer. “While our cash flow from operations and earnings-per-share improvement represent progress toward our long-term goals, we remain focused on building upon this momentum in 2007 and beyond.”
For the year ended December 31, 2006, net sales were $708.7 million, an increase of $37.1 million compared with $671.6 million for the year ended December 31, 2005. The improvement in net sales is predominantly attributable to increased North American commercial vehicle sales and new product launches in Europe. These factors were mitigated by lower North American light vehicle demand and product price reductions. Net income for 2006 was $14.5 million, or $0.63 per diluted share, compared with net income of $0.9 million, or $0.04 per diluted share, in 2005.
Net cash provided by operating activities for the year ended December 31, 2006 was $46.5 million, compared with $19.1 million for the year ended December 31, 2005. The increase in cash provided by operating activities was primarily due to increased net income and lower working capital requirements.
Outlook
“Our current expectation is for full-year 2007 earnings to decline slightly from our 2006 results. This anticipated decline is predominantly due to the expected softness in North American commercial vehicle production as a result of new 2007 emissions standards,” Corey said. “We expect our new product launches to offer some offset to these declines, and our ongoing cost-reduction initiatives to partially offset the expected volume decrease.”
Based on the current industry outlook, the Company anticipates full-year 2007 net income to be in the range of $0.45 to $0.55 per diluted share.
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Conference Call on the Web
A live Internet broadcast of Stoneridge’s conference call regarding 2006 fourth-quarter results can be accessed at 11 a.m. Eastern time on Wednesday, January 31, 2007, at www.stoneridge.com, which will also offer a webcast replay.
About Stoneridge, Inc.
Stoneridge, Inc., headquartered in Warren, Ohio, is a leading independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, medium- and heavy-duty truck, agricultural and off-highway vehicle markets. Additional information about Stoneridge can be found at www.stoneridge.com.
Forward-Looking Statements
Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant change in automotive, medium- and heavy-duty truck or agricultural and off-highway vehicle production; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.
For more information, contact:
Greg Fritz, Director of Corporate Finance and Investor Relations
330/856-2443
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STONERIDGE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	(unaudited)
	For the Three Months		For the Fiscal Years
	Ended December 31,		Ended December 31,
	2006	2005	2006	2005
Net Sales	$171,215	$151,735	$708,699	$671,584

Costs and Expenses:
Cost of goods sold	135,174	121,758	549,793	522,996
Selling, general and administrative	32,956	27,892	124,302	116,836
Provision for doubtful accounts, net	(308)	107	236	3,711
(Gain) loss on sale of property, plant and equipment, net	151	(16)	(1,303)	(360)
Restructuring charges	454	135	608	5,098

Operating Income (Loss)	2,788	1,859	35,063	23,303

Interest expense, net	4,282	5,899	21,744	23,872
Equity in earnings of investees	(2,321)	(849)	(7,125)	(4,052)
Other (income) loss, net	(892)	(53)	805	(953)

Income (Loss) Before Income Taxes	1,719	(3,138)	19,639	4,436

Provision (benefit) for income taxes	269	(180)	5,126	3,503

Net Income (Loss)	$1,450	$(2,958)	$14,513	$933

Basic net income (loss) per share	$0.06	$(0.13)	$0.63	$0.04

Basic weighted average shares outstanding	22,930	22,733	22,866	22,709

Diluted net income (loss) per share	$0.06	$(0.13)	$0.63	$0.04

Diluted weighted average shares outstanding	23,248	22,792	23,161	22,775

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STONERIDGE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,
	2006	2005
ASSETS

Current Assets:
Cash and cash equivalents	$65,882	$40,784
Accounts receivable, less allowances for doubtful accounts of $3,831 and $3,829, respectively	106,985	100,362
Inventories, net	58,521	53,791
Prepaid expenses and other	13,448	14,490
Deferred income taxes	9,196	9,253

Total current assets	254,032	218,680

Long-Term Assets:
Property, Plant and Equipment, net	114,586	113,478
Other Assets:
Goodwill	65,176	65,176
Investments and other, net	30,875	26,491
Deferred income taxes	37,138	39,213

Total long-term assets	247,775	244,358

Total Assets	$501,807	$463,038

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Current portion of long-term debt	$—	$44
Accounts payable	72,493	55,344
Accrued expenses and other	45,624	46,603

Total current liabilities	118,117	101,991

Long-Term Liabilities:
Long-term debt, net of current portion	200,000	200,000
Deferred income taxes	1,923	923
Other liabilities	3,145	6,133

Total long-term liabilities	205,068	207,056

Shareholders’ Equity:
Preferred Shares, without par value, 5,000 authorized, none issued	—	—
Common Shares, without par value, authorized 60,000 shares, issued 23,990 and 23,232 shares and outstanding 23,804 and 23,178 shares, respectively, with no stated value	—	—
Additional paid-in capital	150,078	147,440
Common Shares held in treasury, 186 and 54 shares, respectively, at cost	(151)	(65)
Retained earnings	21,721	7,188
Accumulated other comprehensive income (loss)	6,974	(572)

Total shareholders’ equity	178,622	153,991

Total Liabilities and Shareholders’ Equity	$501,807	$463,038

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STONERIDGE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the Fiscal Years
	Ended December 31,
	2006	2005
OPERATING ACTIVITIES:
Net cash provided by operating activities	$46,540	$19,061

INVESTING ACTIVITIES:
Capital expenditures	(25,895)	(28,934)
Proceeds from sale of fixed assets	2,266	1,664
Proceeds from sale of partnership interest	1,153	—
Business acquisitions and other	(2,133)	(282)

Net cash used by investing activities	(24,609)	(27,552)

FINANCING ACTIVITIES:
Repayments of long-term debt	(44)	(118)
Share-based compensation activity	301	1
Other financing costs	(150)	(241)

Net cash provided (used) by financing activities	107	(358)

Effect of exchange rate changes on cash and cash equivalents	3,060	(2,699)

Net change in cash and cash equivalents	25,098	(11,548)

Cash and cash equivalents at beginning of period	40,784	52,332

Cash and cash equivalents at end of period	$65,882	$40,784

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